Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
	Dubai	Paris
	Frankfurt	Rome
January 20, 2009	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Madrid	Singapore
Santarus, Inc.	Milan	Tokyo
3721 Valley Centre Drive, Suite 400	Moscow	Washington, D.C.
San Diego, California 92130
File No. 037869-0014
     Re:    Santarus, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to Santarus, Inc., a Delaware corporation (the “Company”), in connection with the registration of 10,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that may be offered for resale from time to time by Cosmo Technologies Limited (the “Selling Stockholder”) and the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement dated as of November 12, 2004 between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement dated as of April 19, 2006 between the Company and the Rights Agent and the Second Amendment to Rights Agreement dated as of December 10, 2008 between the Company and the Rights Agent. The Shares include (i) 6,000,000 shares (the “Upfront Shares”) of Common Stock issued by the Company to the Selling Stockholder pursuant to the Stock Issuance Agreement dated December 10, 2008 by and between the Company and the Selling Stockholder (the “Stock Issuance Agreement”) and (ii) an additional 4,300,000 shares (the “Milestone Shares”) of Common Stock that may be issued by the Company to the Selling Stockholder pursuant to the Stock Issuance Agreement from time to time upon the achievement of certain development and commercial milestones under the License Agreement dated December 10, 2008 by and between the Company and the Selling Stockholder. The Shares and the associated Rights are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2009 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the issue and sale of the Upfront Shares and the associated Rights have been duly authorized by

January 20, 2009

all necessary corporate action of the Company, the Upfront Shares and the associated Rights are validly issued, and the Upfront Shares are fully paid and nonassessable; and (ii) the issue and sale of the Milestone Shares and the associated Rights have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment for the Milestone Shares in the manner contemplated by the Stock Issuance Agreement, the Milestone Shares and the associated Rights will be validly issued, and the Milestone Shares will be fully paid and nonassessable.
     In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP